# Delaware

*The First State*

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NEUROGEN CORPORATION", FILED IN THIS OFFICE ON THE EIGHTH DAY OF JUNE, A.D. 2007, AT 5:38 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2139113 8100

070690523

AUTHENTICATION: 5744377

DATE: 06-11-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:38 PM 06/08/2007
FILED 05:38 PM 06/08/2007
SRV 070690523 - 2139113 FILE

# CERTIFICATE OF AMENDMENT
# OF
# RESTATED CERTIFICATE OF INCORPORATION
# OF
# NEUROGEN CORPORATION

Neurogen Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the corporation adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the corporation:

RESOLVED, to amend paragraph (a) of Article FOURTH of the Restated Certificate of Incorporation of the Company to read as follows:

> FOURTH: (a) The total number of shares of stock which the corporation shall have authority to issue is seventy-seven million (77,000,000) shares, consisting of seventy-five million (75,000,000) shares of Common Stock having a par value of two and one-half cents ($0.025) per share (hereinafter the "Common Stock") and two million (2,000,000) shares of Preferred Stock having a par value of two and one-half cents ($0.025) per share (hereinafter the "Preferred Stock").

SECOND: That thereafter, pursuant to an affirmative vote of at least a majority of the shareholders of the Company at its annual meeting, the shareholders of the Company consented to the amendment.

THIRD: That this amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporations Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its authorized officer, this 7th day of June, 2007.

NEUROGEN CORPORATION

By: ______________________
Name: Stephen R. Davis
Title: Executive Vice President, Chief Operating Officer

ATTEST:

By: ______________________
Jeffrey Dill - Secretary